Exhibit 99.1

GLYCOMIMETICS REPORTS FOURTH QUARTER AND YEAR-END 2014 RESULTS

Year-End Cash and Cash Equivalents of $55.2 million

GAITHERSBURG, MD, March 16, 2015 – GlycoMimetics, Inc. (NASDAQ: GLYC) today reported financial results for the fourth quarter and year ended December 31, 2014. As of December 31, 2014, GlycoMimetics had cash and cash equivalents of $55.2 million, which reflects the company’s net proceeds of $57.2 million from its January 2014 initial public offering and a $15.0 million non-refundable milestone payment received from Pfizer in May 2014 under the terms of the parties’ collaboration agreement for development of rivipansel (previously known as GMI-1070).

GlycoMimetics did not recognize any revenues in the quarter ended December 31, 2014, compared to $77,000 for the quarter ended December 31, 2013. For the year ended December 31, 2014, total revenues were $15.0 million compared to $4.0 million in 2013.

The Company’s research and development expenses increased to $5.3 million for the quarter ended December 31, 2014 as compared to $3.0 million for the fourth quarter of 2013. Research and development expense similarly increased by $7.9 million to $19.6 million for the year ended December 31, 2014, from $11.7 million in the year ended December 31, 2013. These increases were primarily attributable to increases related to manufacturing and process development for the Company’s drug candidate GMI-1271 in preparation for upcoming clinical trials. In addition, the Company recorded a $1.5 million milestone license fee in the year ended December 31, 2014 for the payment due to the University of Basel representing 10 percent of the $15.0 million non-refundable milestone payment received from Pfizer in May 2014.

The Company’s general and administrative expenses increased to $2.1 million for the quarter ended December 31, 2014 as compared to $0.9 million for the fourth quarter of 2013. General and administrative expenses for the year ended December 31, 2014 increased to $6.6 million as compared to $2.9 million in the prior year. These increases were primarily due to costs associated with supporting public company operations.

“Our focus in 2015 will be on our proprietary and wholly owned investigational drug candidate GMI-1271. We expect to evaluate this novel drug candidate in multiple clinical studies, initially in acute myeloid leukemia as well as in a thrombotic study sponsored by the National Heart, Lung, and Blood Institute. This year we also plan to identify a second hematologic malignancy for which we will study the compound as a potential treatment,” said Rachel King, GlycoMimetics’ Chief Executive Officer. “Our plan is to continue to present data for GMI-1271 at key medical meetings, as well as to progress advanced preclinical work on a third clinical program.”

About GlycoMimetics, Inc.

GlycoMimetics is a clinical stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role. GlycoMimetics entered into an exclusive license agreement with Pfizer for rivipansel in October 2011. Under the license agreement, Pfizer is responsible for the clinical development, regulatory approval and potential commercialization of rivipansel. A GlycoMimetics wholly-owned candidate therapy (GMI-1271) for acute myeloid leukemia (AML) and other blood disorders is also in clinical trials. Glycomimetics are molecules that mimic the structure of carbohydrates involved in important biological processes. Using its expertise in carbohydrate chemistry and knowledge of carbohydrate biology, GlycoMimetics is developing a pipeline of glycomimetic drug candidates that inhibit disease-related functions of carbohydrates, such as the roles they play in inflammation, cancer and infection. Learn more at www.glycomimetics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development of the Company’s drug candidates and the presentation of data. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the Company’s quarterly report on Form 10-K that was filed with the U.S. Securities and Exchange Commission on March 16, 2015, and other filings the Company makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands except per share data)

	Three months ended December 31,		Year ended December 31,
	(Unaudited)
	2014	2013	2014	2013

Revenue	$—	$77	$15,027	$3,993

Cost and Expenses:
Research and development	5,281	3,033	19,571	11,701
General and administrative	2,117	911	6,596	2,898

Total costs and expenses	7,398	3,944	26,167	14,599

Loss from operations	(7,398)	(3,867)	(11,140)	(10,606)

Other income (expense)	4	—	18	1

Loss and comprehensive loss before income taxes	(7,394)	(3,867)	(11,122)	(10,605)

Income tax benefit	—	—	—	—

Net loss and net comprehensive loss	$(7,394)	$(3,867)	$(11,122)	$(10,605)

Net loss per share – basic	$(0.39)	$(2.80)	$(0.60)	$(8.87)
Net loss per share – diluted	$(0.39)	$(2.80)	$(0.60)	$(8.87)
Weighted average shares – basic	18,902,876	1,380,090	18,452,252	1,196,162
Weighted average shares – diluted	18,902,876	1,380,090	18,452,252	1,196,162

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	December 31, 2014	December 31, 2013
	(Unaudited)

Cash and cash equivalents	$55,199	$2,311

Working capital	49,655	2,605

Total assets	57,264	5,283

Total liabilities	6,461	2,376

Stockholders’ equity	50,803	2,907